QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.20

ROCKY MOUNTAIN STEEL MILLS—UNITED STEELWORKERS OF AMERICA
BACK PAY TRUST AGREEMENT

        THIS ROCKY MOUNTAIN STEEL MILLS—UNITED STEELWORKERS OF AMERICA BACK PAY TRUST AGREEMENT is made as of                        , 2004, by and among CF&I STEEL, L.P., d/b/a ROCKY MOUNTAIN STEEL MILLS, a Delaware limited partnership (the "Company"), the UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC ("USWA"), the Trustees named on the signature pages as trustees (the "Trustees") and the Administrator, named on the signature pages as administrator (the "Administrator"), and established pursuant to an order of the District Court, County of Pueblo, State of Colorado dated                        , 2004.

W I T N E S S E T H:

        WHEREAS, acting pursuant to the Rocky Mountain Steel Mills Labor Dispute Settlement Agreement entered into on January 14, 2004 by and between the Company, the USWA, and Locals 2102 and 3267 of the USWA (the "2004 Settlement Agreement"), the Company's majority shareholder, Oregon Steel Mills, Inc. ("OSM"), has agreed, on behalf of the Company, to contribute, in partial satisfaction of the Company's obligations under the 2004 Settlement Agreement, certain shares of its common stock to a trust maintained for the purpose of providing payments to the trust's beneficiaries, who consist of certain of the Company's employees and former employees;

        WHEREAS, the Trustees have consented to act as trustees and to hold the shares contributed by the Company and OSM on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the Company, the USWA and the Trustees agree that this Trust Agreement sets forth the terms of the Rocky Mountain Steel Mills—United Steelworkers of America Back Pay Trust (the "Trust"), and they further declare and agree as follows:

ARTICLE 1

Definitions

        As used herein, the masculine gender shall include both sexes; the singular shall include the plural and the plural the singular, unless the context otherwise requires; and the following terms shall have the meanings set forth below:

          1.1   "Administrator" shall mean the Company or the entity or individual designated by the Company to implement the terms of this Trust Agreement.

          1.2   "BPTU" shall mean a Back Pay Trust Unit which represents the interests of Beneficiaries as reflected on an agreed upon list described in Section 1.3 of this Trust Agreement.

          1.3   "Beneficiary" shall mean an individual who is named on an agreed upon list provided to the Trustees by the Company and the USWA as beneficiaries of the Trust under the 2004 Settlement Agreement and any surviving spouse or estate of such Beneficiary. The agreed upon list shall also state the total number of BPTU's to which Beneficiaries are entitled and the number of BPTU's to which each Beneficiary is entitled. The agreed upon list may be amended or supplemented from time to time by the joint written direction of the Company and the USWA.

          1.4   "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

          1.5   "Company" shall mean CF&I Steel, L.P., d/b/a Rocky Mountain Steel Mills, a Delaware limited partnership, or its successor in interest thereto.

          1.6   "Independent Fiduciary" shall mean the entity that may be appointed from time to time by the Company and the USWA in order to make decisions relating to holding and/or disposing of the Shares.

          1.7   "Investment Manager" shall mean a financial institution in the business of managing assets on behalf of trusts and like institutions in a fiduciary capacity.

          1.8   "OSM" means Oregon Steel Mills, Inc., a Delaware corporation or its successors in interest thereto.

          1.9   "Segregated Investment Account" shall mean an account established within the Trust Fund to hold certain Trust Fund assets.

          1.10 "Shares" shall mean the four million shares of OSM common stock that shall be contributed to the Trust Fund pursuant to the 2004 Settlement Agreement by OSM on behalf of the Company.

          1.11 "Shares Account" shall mean the Segregated Investment Account established to hold Shares.

          1.12 "Trust" shall mean this Rocky Mountain Steel Mills—United Steelworkers of America Back Pay Trust as established pursuant to this Trust Agreement.

          1.13 "Trust Agreement" shall mean this Rocky Mountain Steel Mills—United Steelworkers of America Back Pay Trust Agreement, as amended or supplemented from time to time.

          1.14 "Trust Fund" shall mean the fund maintained pursuant to this Trust Agreement. The Trust Fund shall be designed and operated to constitute a "qualified settlement fund" as defined in the Treasury Regulations promulgated under Section 468B of the Code, and at all times shall be maintained in a manner consistent with Section 302(c)(2) of the Labor Management Relations Act of 1947, as amended.

          1.15 "2004 Settlement Agreement" shall mean the Labor Dispute Settlement Agreement entered into on January 14, 2004 by and among the Company, the USWA and Locals 2102 and 3267 of the USWA that, among other things, settled the legal disputes that were then pending before National Labor Relations Board and the District Court, County of Pueblo, State of Colorado (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated, or replaced).

          1.16 "USWA" shall mean the United Steelworkers of America, AFL-CIO-CLC.

ARTICLE 2

Title; Trust Fund

        2.1    Title and Creation of the Trust.    This Trust is established as the "Rocky Mountain Steel Mills-United Steelworkers of America Back Pay Trust" pursuant to the 2004 Settlement Agreement and the order of the District Court, County of Pueblo, State of Colorado dated                        .

        2.2    Purposes of the Trust.    The sole purposes of the Trust are: (a) to receive, hold, and/or sell the Shares, to invest the funds from the sale of the Shares and pay certain administrative and other expenses of the Trust; (b) to issue payments and disburse funds at the direction of the Trustees in accordance with this Trust Agreement; and (c) at all times to qualify as a "qualified settlement fund".

        2.3    Trust Fund.    The Trust Fund shall consist of the Shares contributed by OSM on behalf of the Company and such funds resulting from the sale of the Shares, as shall from time to time be paid or delivered to the Trust and the Trustees, together with all earnings, profits, increments and accruals thereon, without distinction between principal and income.

        2.4    Legal Status of Trust Fund.    The Trust is a "qualified settlement fund" as defined in the Treasury Regulations promulgated under Section 468B of the Code. The Company and the USWA intend that any contributions made to the Trust Fund satisfy the exceptions described in sections 302(c)(2) and 302(c)(4) of the Labor Management Relations Act of 1947, as amended, to any restrictions placed on such contributions by such act.

        2.4    Exclusive Benefit.    The Trustees shall hold the Trust Funds for the exclusive purposes specified in Section 2.2 and in no event shall the Trust be liable in any manner for or subject to the debts, contracts, torts, engagements, or liabilities of the Company, OSM, the USWA, the Locals 2102 and 3267 of the USWA or any Beneficiary. Furthermore, in no event will the assets of the Trust Fund inure to the benefit of the Company, OSM, the USWA or the Locals 2102 and 3267 of the USWA.

ARTICLE 3

Disbursements and Allocations of Trust Fund Assets

        3.1    Payments From Trust Fund.    The Administrator shall make such payments from the Trust Fund to the Beneficiaries or other persons at such times and in such amounts as the Trustees shall direct. The Administrator shall be fully protected in acting upon the directions of the Trustees in making such payments and shall have no duty to determine the rights or benefits of any person under the 2004 Settlement Agreement or this Trust Agreement or to inquire into the right or power of the Trustees to direct any such payment. The Administrator shall not be required to make any payment unless there shall be in the Trust Fund at the time an amount of cash sufficient for the purpose. The Company shall furnish the Trustees sufficient information to permit them to determine the appropriate payments to be made to the Beneficiaries consistent with the 2004 Settlement Agreement. The Trustees shall direct the Administrator to distribute any net cash resulting from the sale of any or all of the Shares to the individual Beneficiaries on the basis of their BPTUs by the 15th day following the calendar quarter in which the sale transaction occurred. Such net cash will account for, among other things, the deduction of the repayment of any outstanding loan balance incurred by the Trustees to compensate any Independent Fiduciary appointed pursuant to Section 4.4, and the employer portion of any employment taxes that the Trust is obligated to pay pursuant to Article XI, Section E. of the 2004 Settlement Agreement.

        3.2    Allocations of Trust Assets.    Assets of the Trust Fund may be held and administered on a commingled or separated basis, as directed by the Trustees.

ARTICLE 4

Investment of Trust Fund

        4.1    Investment Standards.    Investment of the assets comprising the Trust Fund shall at all times be subject to the limitations and standards set forth in this Article 4. Investment decisions shall be made in accordance with applicable law. The Trustees shall have no duty to diversify the assets of the Trust Fund. Except for the Shares, the Trust Fund will not hold any other securities of OSM.

        4.2    Investment Authority of Trustees.    Subject to (i) the standards of Section 4.1, (ii) any allocation of assets pursuant to Section 3.2, (iii) the appointment of an Investment Manager pursuant to Section 4.3, and (iv) the appointment of an Independent Fiduciary pursuant to Section 4.4, the Trustees shall hold or sell the Shares and manage, invest and reinvest the proceeds held in the Trust Fund as a single fund in their discretion. In this regard, the Trustees are authorized to exercise all the powers of a prudent person with respect to the assets of the Trust Fund in whatever manner the Trustees consider to be for the best interests of the Trust, subject to the following: (a) subject to (c) below, monies held in the Trust Fund shall be invested and reinvested from time to time by the Trustees in either (1) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by the United States of America; (2) repurchase agreements fully collateralized by securities described in clause (1) above; (3) money market accounts maturing within 30 days of the acquisitions thereof and issued by a bank or trust company organized under the laws of the United States of America or any of the 50 states thereof (a "United States Bank") and having combined capital, surplus and undistributed profits in excess of $500,000; or (4) demand deposits with any United States Bank having combined capital, surplus and undistributed profits in excess of $500,000; (b) Shares held in the Trust Fund shall be held or disposed of for cash by the Trustees in their discretion or the Trustees may designate an Investment Manager in accordance with Section 4.2 to hold or dispose of the Shares for cash; or (c) the Trustees are authorized to retain uninvested such portion of the Trust Fund as the Trustees, in their discretion, deem necessary to meet the current cash obligations of the Trust. The Trustee shall not be responsible for any loss of principal or interest resulting from making or disposing of any investments in such manner.

        4.3    Investment Managers.    The Trustees may designate, consistent with the Trustee's investment authority under Section 4.2, one or more Investment Managers with respect to the management and disposition of any portion or all of the assets of the Trust Fund (hereinafter referred to as an "Investment Manager Account"). The Trustees shall inform the Administrator in writing of any such designation of an Investment Manager and such written notice shall describe the assets of the Trust Fund which shall comprise the Investment Manager Account over which the Investment Manager shall have investment management control and the arrangements that shall apply with respect to the management of such assets by the Investment Manager so designated. The Administrator shall be entitled to rely upon such designation of an Investment Manager and the specified arrangements for the management of such assets until notified in writing by the Trustees that such designation or such specified arrangements are no longer in effect. During any period of time in which an Investment Manager shall direct the management of assets comprising an Investment Manager Account, the Administrator shall act strictly in accordance with each direction of the Investment Manager relating to the Investment Manager Account. The Trust shall continue to receive all assets purchased against payment therefor and to deliver all assets sold against receipt of the proceeds therefrom. Neither the Trustees nor the Administrator shall have any responsibility or liability to anyone relating to the decisions as to investments made by any designated Investment Manager. Neither the Trustees nor the Administrator shall be under any duty to make any review of investments acquired for the Trust Fund at the direction or order of an Investment Manager or to make any recommendations with respect to disposing of or continuing to retain any such investment. Neither the Trustees nor the Administrator shall be liable or responsible for any loss resulting to the Trust Fund by reason of any investment made or sold pursuant to the direction of an Investment Manager nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of such Investment Manager.

        4.4    Independent Fiduciary.    In the event that an Independent Fiduciary is appointed, the Trustees shall have no discretionary authority or powers with respect to Shares as all such discretionary authority rests with the Independent Fiduciary. The Trust shall hold the Shares in one or more Shares Accounts subject to direction by the Independent Fiduciary with respect to the acceptance, management and disposition of the Shares and the Shares shall be voted in accordance with Article 13 of this Trust Agreement. Neither the Trustees nor the Administrator shall be liable or responsible for any loss resulting to the Trust Fund by reason of the acquisition and holding of the Shares or by reason of the failure to take any action with respect to any such Shares. The Trustees shall be entitled to rely upon the identification by the Company and the USWA of the Independent Fiduciary until notified in writing by the Company or the USWA that the Shares Account assets are no longer subject to the Independent

Fiduciary's management. During any period of time in which the Independent Fiduciary manages the Shares Accounts, the Trustees and the Administrator shall act strictly in accordance with any directions of the Independent Fiduciary with respect to the Shares Accounts. The Trust shall continue to receive all assets purchased against payment therefor and to deliver all assets sold against receipt of the proceeds therefrom. The Independent Fiduciary may from time to time issue orders on behalf of the Trustees for the sale of the Shares directly to an underwriter or broker or dealer and for such purpose the Trustees shall, upon request, execute and deliver to such Independent Fiduciary one or more trading authorizations. Neither the Trustees nor the Administrator shall have any responsibility or liability to anyone relating to the asset management decisions of the Independent Fiduciary. Neither the Trustees nor the Administrator shall be under any duty to make any review of or recommendation with respect to any such decision. Neither the Trustees nor the Administrator shall be liable or responsible for any loss resulting to the Trust Fund by reason of any investment made or sold pursuant to the direction of the Independent Fiduciary nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of the Independent Fiduciary.

        4.5    Segregated Investment Accounts.    The Administrator shall, if so directed in writing by the Trustees, segregate all or a portion of the Trust Fund into one or more segregated investment accounts (hereinafter referred to as "Segregated Investment Accounts"). The Trustees may direct the Administrator to establish or maintain or discontinue one or more Segregated Investment Accounts from time to time upon reasonable advance written notice which shall describe the assets of the Trust Fund which shall comprise (or cease to comprise) a Segregated Investment Account and the arrangements that shall apply with respect to the management of such assets. The Trustees may cause a Segregated Investment Account to be established for any reason including without limitation to segregate the Shares to be managed by the Independent Fiduciary, to separately segregate the proceeds from the sale of the Shares, or in preparation for the establishment of an Investment Manager Account, or to create special investment programs requiring segregation of certain assets from the commingled Trust Fund.

        4.6    Trustee's Powers.    Subject to the limitations set forth in this Trust Agreement, the Trustees shall have the powers conferred upon a trustee in accordance with Oregon law and such powers to take any and all actions as, in the judgment and discretion of the Trustees, are necessary or advisable to effectuate the purposes of the Trust, including without limitation, each power expressly granted below and any power reasonably incidental thereto:

          (a)   to receive cash and other additions to the Trust Fund from any source and to hold, administer, and distribute such additions as part of the Trust Fund;

          (b)   to invest and reinvest the funds of the Trust as provided in this Trust Agreement;

          (c)   to rely upon any affidavit, certificate, letter, notice, telegram, email or other paper, or upon any telephone conversation or other oral communication, believed by the Trustees to be genuine and sufficient and upon any other evidence believed by the Trustees to be genuine and sufficient, and to be protected and saved harmless in respect of all payments or distributions made hereunder if in good faith and without actual notice or knowledge of the changed condition or status of any person receiving payments or other distributions upon a condition;

          (d)   to institute any action or proceeding at law or in equity for the collection of sums due the Trust, or otherwise to advance the interests of the Trust in a manner not inconsistent with the terms of this Trust Agreement, prosecute any such action or proceeding to judgment or final decree, enforce any such judgement or final decree, and collect in any manner provided by law the monies adjudged or decreed to be payable; provided that, regardless of any deficiencies of the Trust or any other reason, the Trust may not institute or prosecute any action or proceeding at law or in equity against the Company or OSM concerning any claim that has been released under the terms of the 2004 Settlement;

          (e)   to obtain and pay the premiums for any fidelity bonds; and

          (f)    to do all other acts and things not inconsistent with the provisions of this Trust Agreement, in the same manner and to the same extent as prudent persons might or could do with respect to their own property, subject to the limitations of applicable law governing the conduct of fiduciaries.

ARTICLE 5

Limitation of Trustees' Liability; Legal Action

        5.1    Trustees' Liability.    The Trustees and their agents shall have no duty or obligation under this Trust Agreement other than to take such specific actions as are required of them from time to time under the provisions of this Trust Agreement. The Trustees shall not be liable for anything whatsoever other than any liability finally and judicially determined to constitute gross negligence or willful misconduct.

        5.2    Legal Action.    The Trustees shall not be required to institute any legal action or to appear or participate in any legal action to protect or preserve the property of the Trust Fund, or its title thereto, unless the Trustees are in possession of assets in the Trust Fund sufficient for the payment of, or shall have first been indemnified to its satisfaction for all loss, cost and liability; provided, however, that this provision shall not be construed so as to require the Company, OSM or the USWA to indemnify the Trustees from expenses or liabilities as to any suit or proceedings against the Trustees for gross negligence or willful misconduct.

ARTICLE 6

Appointment, Resignation or Removal of Trustee

        6.1    Composition.    The Trustees under this Trust Agreement, who shall be the Trustees of the trust created and established hereunder, shall initially consist of two Trustees—one Trustee designated by the Company ("Company Trustee") and one Trustee designated by the USWA ("USWA Trustee"). The number of Trustees may be increased by the Trustees from time to time; provided, however, that there shall always be an equal number of Company Trustees and USWA Trustees.

        6.2    Selection.    The initial Company Trustee and USWA Trustee are named on the signature pages. In no event shall the USWA or a USWA Trustee be entitled to designate a Company Trustee. In no event shall the Company or a Company Trustee be entitled to designate a USWA Trustee.

        6.3    Term.    Each Trustee shall serve for the duration of the Trust, subject to death, incapacity to serve hereunder, resignation, or removal.

        6.4    Resignation.    A Trustee may resign, and shall be fully discharged from further duty or responsibility under this Trust Agreement to the extent permitted by law, by giving at least thirty (30) days' advance written notice to the remaining Trustees, the Company and the USWA (or such shorter notice as the remaining Trustees may accept as sufficient) stating a date when such resignation shall take effect; provided, however, that the resignation shall not become effective until a successor Trustee has been appointed.

        6.5    Removal.    Any Company Trustee may be removed at any time, with or without cause, by the Company. Any USWA Trustee may be removed at any time, with or without cause, by the USWA.

        6.6    Successor Trustees.    If a Company Trustee dies, becomes incapable of acting hereunder, resigns, or is removed, the Company will appoint a successor Company Trustee. If a USWA Trustee dies, becomes incapable of acting hereunder, resigns, or is removed, the USWA will appoint a successor USWA Trustee. Each successor Trustee shall signify his, her or its acceptance of the appointment in writing. Upon the acceptance of office by any successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee under this Trust Agreement shall be vested in and undertaken by the successor Trustee without any further act being required. No successor Trustee shall be liable for any act or omission of its predecessor.

        6.7    Meetings.    The Trustees shall hold meetings as is necessary to ensure the efficient administration of the Trust and at least once during each calendar year. Any Trustee may call a special meeting of the Trustees by giving at least five (5) days advance written notice of the time and place thereof to all other Trustees. Meetings may be held by telephonic conference call. One of the Trustees, or another individual so designated, shall maintain minutes of all Trustees meetings, but such minutes need not be verbatim. Copies of such minutes shall be provided to all Trustees and to such other parties as the Trustees may designate. The Trustees may designate one of the Trustees to serve as Chair for a one-year term. No Trustee or Trustees selected by the Company or by the USWA may serve two terms in succession as Chair. The Chair would perform such duties as the Trustees so desire.

        6.8    Quorum.    A majority of Trustees then in office shall constitute a quorum for the purpose of transacting any business.

        6.9    Vote of Trustees.

          (a)   Each Trustee shall have one vote. Except as otherwise specified in this Trust Agreement, all actions of the Trustees shall be by majority vote of the quorum.

          (b)   The vote of any absent Trustee may be cast in accordance with a written proxy delivered to any other Trustee present at the meeting.

          (c)   In the event that a vacancy exists in the number of Company-appointed Trustees, or that an Company-appointed Trustee is absent (and has not delivered a proxy), the Company-appointed Trustees present shall each be entitled to a pro-rata share of the votes otherwise exercisable by the number of Company-appointed Trustees not present. In the event that a vacancy exists in the number of USWA-appointed Trustees, or that a USWA-appointed Trustee is absent (and has not delivered a proxy), the USWA-appointed Trustees present shall each be entitled to a pro-rata share of the votes otherwise exercisable by the number of USWA-appointed Trustees not present.

          (d)   In addition to decisions made at meetings, actions may be taken without a meeting by unanimous written consent of each Trustee.

          (e)   If a deadlock occurs, the matter shall be decided by an impartial arbitrator as the Trustees shall select, or if they are unable to agree on such selection with fifteen (15) days after the deadlock arose, any Trustee may petition the District Court, County of Pueblo, State of Colorado to resolve the underlying dispute. If an arbitrator is selected by the parties, the parties will use the Labor Rules of the American Arbitration Association ("AAA"). After an arbitrator has been selected, the Trustees shall have fifteen (15) days to submit a statement and whatever evidence that they wish the arbitrator to consider in support of their respective positions. After receiving the statements from the Trustees, the arbitrator may request a meeting—in person or by telephone—with representatives of the Trustees, but in all events the arbitrator shall have no more than 30 days from receipt of the Trustees' statements within which to determine which of the Trustees' positions is in the best interest of the Beneficiaries. The arbitrator may only select one of the Trustees' positions, not an independent alternative position.

        6.10    Compensation.    Trustees shall serve without compensation from the Trust, but the Company Trustee may be compensated by the Company outside of the Trust. However, the Trust shall reimburse any Trustee for direct out-of-pocket expenses incurred in the performance of the Trustee's duties hereunder.

        6.11    Indemnification of Trustees.    Nothing in this Trust Agreement shall preclude the Company and/or OSM from indemnifying or providing fiduciary or other liability insurance coverage to any Company Trustee or preclude the USWA from indemnifying or providing fiduciary or other liability insurance coverage to any USWA Trustee.

        6.12    Reliance by Trustee on Instructions from Investment Manager or Independent Fiduciary.    In administering the Trust, payment of expenses of the Trust, financial management of the Trust estate and in all other cases, the Trustees may rely conclusively and without further investigation upon the instructions of any Investment Manager or Independent Fiduciary, if any.

        6.13    Reliance by Persons Dealing with Trust.    Any person dealing with the Trust may rely in good faith upon any certificate or other instrument signed by the Trustees, without the necessity of further inquiry by such person into the authority of the Trustees to act on behalf of the Trust.

        6.14    Bond.    The Trustees shall not be required to post any bond or other form of surety.

ARTICLE 7

Trust Expenses

        7.1    Expenses.    All expenses incurred in establishing, operating and maintaining the Trust including, without limitation, legal fees, fiduciary liability insurance for the Trust, bonding, securities valuation costs, administrative expenses, Trustees' expenses, and the like, shall be paid by the Trust.

        7.2    Expenses Upon Termination or Resignation.    On termination of the Trust, or on resignation or removal of all of the Trustees, the Trustees may reserve, in connection with any transfer or distribution of assets, an amount adequate to assure payment of Trust expenses and to provide for any other liabilities of the Trust properly incurred or to be incurred, and finally shall dispose of any balance of such amount in the same manner by which the rest of the assets were disposed.

        7.3    Tax Returns; Payment of Taxes and Union Dues.    The Trustees shall timely file such income tax and other returns and statements as required to comply with applicable provisions of the Code and of any state law and the regulations promulgated thereunder. The Trust shall make any election and provide any information as may be necessary to qualify as a "qualified settlement fund." The Trust shall not take any action, or omit to take any action, that could adversely affect the Trust's qualification as a "qualified settlement fund." The Trust shall be responsible for paying taxes and any other obligations or liabilities of any and all kinds whosoever that at any time are lawfully levied, assessed upon or become payable in respect of the Trust or its funds, but only with respect to the Trust or the income thereof, and not with respect to the Company, OSM, the Administrator, the USWA or the Locals. Nothing herein shall prohibit the Trustees or the Administrator from withholding from a Trust Fund payment to a Beneficiary the Beneficiary's portion of any applicable income and employment taxes and timely depositing such taxes with the applicable taxing authority. In addition, the Trustees and the Administrator are authorized to withhold from a Trust Fund payment to a Beneficiary and pay on behalf of the Beneficiary, the Beneficiary's portion of any applicable union dues.

ARTICLE 8

Trustees' Accounts and Reports

        8.1    Trustee's Accounts.    The Trustees shall keep true and accurate accounts of all investments, receipts and disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times by any person or persons designated by the Company or the USWA. Within a reasonable period following the close of each calendar year, or following the close of such other periods as the Trustees direct, and after the removal or resignation of a Trustee (or all of the Trustees), or the termination of the Trust, the Trustees shall file with the Company and the USWA an accounting of their transactions since the last previous such accounting. No person or persons other than the Company and the USWA shall be entitled to any accountings by the Trustees. Upon the expiration of ninety (90) days from the date of filing such accounting, to the extent permitted by applicable law, the Trustees shall be forever released and discharged from any liability or accountability to anyone as respects the acts or transactions shown in such accounting, except with respect to any such acts or transactions as to which the Company or USWA shall, within such ninety (90) day period, file with the Trustees a written statement setting forth its exceptions or objections. If the Trustees and the Company or USWA cannot amicably settle the questions raised by such exceptions or objections, the Trustees, the Company or USWA shall have the right to have questions settled by judicial proceedings. Nothing herein contained shall be construed as depriving the Trustees of the right to have a judicial settlement of its accounts. In any proceeding for a judicial settlement of such accounts or for instructions, the only necessary parties shall be the Trustees, the Company and the USWA.

        8.2    Other Reports.    The Trustees shall from time to time make such other reports and furnish such other information concerning the Trust to the Company or USWA as either of them may reasonably request, but only to the extent that such information is available to the Trustees pursuant to the performance of their duties hereunder.

ARTICLE 9

Relationship with the Administrator

        9.1    Authorized Persons.    Any action by the Trustees, Independent Fiduciary or an Investment Manager (each an "Authorizing Party") pursuant to any of the provisions of this Trust Agreement shall be evidenced in a writing from a duly authorized officer or member of the Authorizing Party, as applicable, and the Administrator shall be fully protected in acting in accordance with such writing. Each Authorizing Party shall furnish the Administrator with a certificate signed by an appropriate officer or member, as applicable, designating the person or persons authorized to give the requests, directions, requisitions and instructions of the Authorized Party. The Administrator shall be conclusively entitled to rely upon the identity of the individuals serving on behalf of each Authorized Party and of the individual(s) so designated to give requests, directions, requisitions and instructions of the Authorized Party, as disclosed by the last such certificate received by the Administrator.

        9.2    Instructions to Administrator.    All requests, directions and requisitions for the payment of money and all other instructions of the Trustees to the Administrator shall be in writing signed by such person or persons as shall have been designated as specified in Section 8.1, and the Administrator shall act and shall be fully protected in acting in accordance with such requests, directions, requisitions and instructions and shall not be charged with any responsibility for the application of monies paid out or for any action taken in accordance therewith. The Administrator shall have no responsibility for the correctness or propriety under the terms of this Trust Agreement of any written directions that it receives from the Trustees and shall be under no obligation to investigate or otherwise determine the correctness or propriety of such written directions. By such writing, the Trustees may ratify, approve or confirm any action taken by the Administrator, and upon such ratification, approval or confirmation, the Trustees shall be protected as though authorization or direction by the Trustees had preceded such action. In the absence of direction by the Trustees as to any matter provided for in this Trust Agreement, the Administrator may in its discretion take such action as it deems fit and proper with respect thereto after reasonable attempts to secure direction of the Trustees.

        9.3    Administrative Reports.    The Administrator shall report to the Trustees, as soon as administratively practical thereafter, a confirmation of any disbursement made from the Trust Fund and of any payment made to the Trust Fund.

        9.4.    Governmental Reports.    The Trustees shall file in a timely manner all necessary governmental reports and returns, and shall pay over to the appropriate taxing agencies all taxes and withheld taxes from disbursements.

ARTICLE 10

Employment of Counsel and Other Agents

        10.1 The Trustees may employ such accountants, custodians, legal counsel or other agents as the Trustees deem advisable, and pay such persons reasonable compensation for any services; provided, however, that such persons or entities may not be associated with or have a prior association with any of the Company, OSM, USWA or the Locals, unless both the Company and the USWA provide prior written consent that such association is acceptable. The Trustees shall be fully protected in acting or refraining from acting in good faith, upon the advice of any counsel, or other such advisors, with respect to professional opinions and advice rendered to the Trustees.

ARTICLE 11

Amendments and Termination

        11.1    Amendment or Termination.    This Trust is irrevocable, but may be amended pursuant to this Section. This Trust Agreement may at any time be altered, amended or terminated by an instrument in writing executed by the Company and the USWA, acting in concert, and delivered to the Trustees; provided, however, that

          (a)   no alteration or amendment which affects the rights, duties or responsibilities of the Trustees may be made without the Trustees' written consent,

          (b)   no such alteration or amendment shall cause any property held subject to the terms of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of the Beneficiaries, it being understood that this proviso is not to be construed to enlarge the obligations of the Company or OSM beyond those assumed by them under the 2004 Settlement Agreement, and

          (c)   any material modification be subject to the approval of the District Court, County of Pueblo, State of Colorado.

        11.2    Termination.    The Trust shall terminate as soon as practicable after all the Shares have been sold and the funds distributed to the Beneficiaries in accordance with this Trust Agreement and the Trustees shall cooperate in the termination of the Trust and winding up its affairs and the distribution of any remaining assets of the Trust.

        11.3    Distribution on Termination.    In the event of termination of the Trust, all assets then constituting the Trust Fund, less any amounts constituting charges against the Trust Fund, shall be retained in trust by the Trustees for the Beneficiaries or shall be paid over or delivered by the Trustees to the Administrator to provide payments to the Beneficiaries. In no event upon the termination of the Trust shall the assets of the Trust Fund inure to the benefit of the Company, OSM or the USWA.

ARTICLE 12

Miscellaneous

        12.1    Assignment.    The rights or claims of any person having a beneficial interest under the Trust to any of the monies or other assets of the Trust Fund shall not be assignable. All funds in the Trust are deemed in custodia legis until such times as the funds have actually been paid to and received by a Beneficiary and no Beneficiary or other person can execute upon, garnish, attach, or levy the Trust Fund in any manner or compel payment from the Trust of any claim. Any attempt to transfer, assign or pledge the same shall not be recognized by the Trustees except to such extent as may be required by law.

        12.2    Titles.    The titles of sections are included only for convenience and shall not be construed as part of this Trust Agreement or in any respect affecting or modifying its provisions.

        12.3    Allocation of Responsibility.    The responsibilities and obligations of the Trustees shall be strictly limited to those set forth in this Trust Agreement. The Trustees shall not be responsible in any way for any manner in which the Company, OSM, the USWA, the Administrator, the Independent Fiduciary or any Investment Manager carries out its responsibilities under this Trust Agreement. And the Company, OSM and the USWA shall not be responsible in any way for any manner in which the Trust, the Trustees, the Administrator, the Independent Fiduciary or any Investment Manager carries out its responsibilities under this Trust Agreement.

        12.4    Execution of Trust Agreement.    This Trust Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

        12.5    Acceptance of Trust.    Each Trustee accepts the trust created hereunder and agrees to be bound by all the terms of this Trust Agreement.

        12.6    Applicable Law.    This Trust Agreement shall be construed, administered and enforced according to the laws of the State of Oregon. All contributions to the Trust shall be deemed to be made in the State of Oregon.

        12.7    Enforceability.    In the event that any one or more of the provisions contained in this Trust Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Trust Agreement shall be construed as if such invalid, illegal or unenforceable provision did not exist.

        12.8    Notices.    All notices required or authorized under this Trust Agreement shall be in writing and shall be sent to the persons and addresses identified on the signature pages, until any such party gives written notice to the remaining parties of a change of person or address.

ARTICLE 13

Voting Agreement

        In all stockholder actions, whether at any annual or special meeting of the stockholders of OSM or adjournment or postponement thereof, however called, and on each action or approval by written consent or dissent in lieu of any such meeting, and for so long as the Trust holds any of the Shares, the Trust and Trustees irrevocably agree to vote or cause to be voted the Shares held in the Trust in the manner recommended by OSM's Board of Directors. Such recommendation shall be delivered by OSM to the Trustees in writing not fewer than seven (7) days prior to the deadline for voting. Unless otherwise notified, the recommendations of OSM's Board of Directors set forth in the applicable proxy statement will constitute written notice under this Article 13. None of the parties to this Agreement shall enter into any agreement or understanding with any person or entity to vote the Shares in any manner inconsistent with this Trust Agreement. Any Investment Manager or Independent Fiduciary will be instructed to vote in accordance with this Article 13. The parties agree that OSM is a third party beneficiary of this Article 13. Each of OSM and the Company is entitled to seek an injunction or injunctions to prevent breaches of this Article 13 and to enforce specifically the terms and provisions of this Article 13 in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Trust Agreement to be executed as of the day and year first above written.

CF&I STEEL, L.P. d/b/a ROCKY MOUNTAIN STEEL MILLS, a Delaware limited partnership
By:	New CF&I, Inc., a Delaware corporation
Its:	General Partner
By:	/s/ ROBERT A. SIMON
Title:	Vice President and General Manager
Address for Notices: P.O. Box 316 Pueblo, CO 81002
Attn:	Robert A. Simon
UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC
By:	/s/ LEO W. GERARD
Title:	International President
Address for Notices: USWA Five Gateway Center Pittsburgh, PA 15222
Attn:
COMPANY TRUSTEE
/s/ L. RAY ADAMS
Name:	L. Ray Adams
Address for Notices: 1000 SW Broadway, Suite 2200 Portland, OR 97205-3074
USWA TRUSTEE
/s/ ROBERT LAVENTURE
Name:	Robert LaVenture
Address for Notices: 3150 Carlisle Blvd. NE Ste. 212 Albuquerque, NM 87110

ADMINISTRATOR
CF&I STEEL, L.P. d/b/a ROCKY MOUNTAIN STEEL MILLS, a Delaware limited partnership
By:	New CF&I, Inc., a Delaware corporation
Its:	General Partner
/s/ JENNIFER MURRAY
Name:	Jennifer Murray
Title:	Secretary
Address for Notices: P.O. Box 5368 Portland, OR 97228
Attn:	Jennifer R. Murray

QuickLinks

ROCKY MOUNTAIN STEEL MILLS—UNITED STEELWORKERS OF AMERICA BACK PAY TRUST AGREEMENT